Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 7, 2013, by and among AMR Corporation, a Delaware corporation (“American”), AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”), and US Airways Group, Inc., a Delaware corporation (“US Airways”), and this Amendment amends that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among American, Merger Sub, and US Airways (as such has previously been amended, the “Merger Agreement”). Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Section 1.6(a). Section 1.6(a) is deleted and replaced in its entirety with the following:

(a) Newco. Immediately prior to the Effective Time, the certificate of incorporation of American shall be amended and restated substantially in the form set forth on Exhibit A hereto, until thereafter duly amended as provided therein or by applicable Laws (the “Newco Charter”). Immediately following the Effective Time and pursuant to the Plan, the Newco Charter shall be further amended to change the name of Newco from “AMR Corporation” to “American Airlines Group Inc.”.

2. Amendment to Section 1.7(a). Section 1.7(a) is deleted and replaced in its entirety with the following:

(a) Newco. At the Effective Time, the by-laws of American shall be amended and restated substantially in the form set forth on Exhibit C hereto until duly amended as provided therein or by applicable Laws (the “Newco By-Laws”).

3. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement.

4. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. This Amendment shall deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMR CORPORATION

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Senior Vice President and General Counsel

AMR MERGER SUB, INC.

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Secretary

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Executive Vice President

Signature Page to Second Amendment to Merger Agreement